EXHIBIT 3.1

INHIBITON THERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

The Undersigned, on behalf of Inhibiton Therapeutics, Inc. a Nevada corporation (the “Corporation”), hereby certifies that the following resolutions were adopted by the Corporation’s board of directors (the “Board”), effective as of May 1, 2009, pursuant to the authority conferred upon the Board by the Corporation’s certificate of incorporation, as amended, and in accordance with the Nevada Revised Statutes:

RESOLVED:  that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation’s certificate of incorporation, as amended, a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations and restrictions:

1.           Amount; Designation; Sub-Series.  The designation of this series, the authorized amount of which consists of 750,000 shares of preferred stock, is Series A Preferred Stock with a par value of $0.001 per share (the “Series A Preferred Stock”).

2.           Rank.  In the event of the Corporation’s liquidation, the Series A Preferred Stock shall rank senior to any class or series of the Corporation’s capital stock hereafter created that ranks junior to the Series A Preferred Stock;  pari passu with any class or series of the Corporation’s capital stock hereafter created that ranks on parity with the Series A Preferred Stock; and junior to any class or series of the Corporation’s capital stock hereafter created that ranks senior to the Series A Preferred Stock.  The Series A Preferred Stock shall be junior to all classes of the Corporation’s preferred stock authorized as of the date hereof; shall be senior to the Corporation’s common stock; and each sub-series of Series A Preferred Stock shall be pari passu with each other sub-series.

3.           Voting Rights.  The holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the Nevada Revised Statutes or otherwise contemplated by this Certificate of Designations.

4.           No Dividends.  No dividends shall accrue on the Series A Preferred Stock.

5.           No Preemptive Rights.  Holders of Series A Preferred Stock shall not be entitled, as a matter of right, to subscribe for, purchase or receive any part of any stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend by virtue of the Series A Preferred Stock.

6.           Liquidation Rights.  In the event of a liquidation of the Corporation, the holders of Series A Preferred Stock then outstanding shall be entitled to receive a liquidation preference, before any distribution is made to the holders of the Corporation’s common stock, in an aggregate amount equal to the par value of their shares of Series A Preferred Stock.

7.           Conversion Rights.

(a)           The Series A Preferred Stock shall convert into such number of fully paid and non-assessable shares of Corporation’s $0.001 par value common stock (the “Common Stock”) in the manner set forth in paragraph (b) below.

(b)           Each share of Series A Preferred Stock shall convert to 82.19178 shares Common Stock (the “Conversion Shares”) immediately upon approval by the Corporation’s stockholders of an increase in the number of authorized shares of Common Stock sufficient to issue the Conversion Shares.

 (c)           In case the Corporation (i) reclassifies its capital stock, consolidates or merges with or into another entity (where the Corporation is not the survivor or where there is a change in, or distribution with respect to, the Corporation’s common stock), sells, conveys, transfers or otherwise disposes of all of its property, assets or business to another person or entity, or effectuates a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (other than upon any conversions of Series A Preferred Stock hereunder) (each a “Fundamental Corporate Change”) and, (ii) pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash or securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (collectively, “Other Property”), are to be received by or distributed to the holders of Corporation’s common stock; then, upon conversion of the Series A Preferred Stock hereunder in accordance with the terms hereof, each holder of shares of Series A Preferred Stock shall have the right to receive the number of shares of common stock of the successor or acquiring corporation or of the Corporation and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of common stock into which such Series A Preferred Stock may be converted immediately prior to such Fundamental Corporate Change.

(e)           Shares of common stock to be issued upon any conversion of Series A Preferred Stock shall be rounded to the nearest full share; no fractional shares of common stock shall be issued upon any such conversion.

(f)           The Corporation shall reserve and keep available out of its authorized but unissued common stock such number of shares of common stock as shall be sufficient to effect the conversion of the Series A Preferred Stock then outstanding pursuant to the terms of this Certificate of Designation.

(g)           As a condition to the Corporation’s obligation to issue and deliver certificates representing the shares of common stock into which the Series A Preferred Stock is convertible under this Section 7, holders of converted shares of Series A Preferred Stock shall return their certificates representing such preferred stock for cancellation on the Corporation’s books.

8.           Loss, Theft, Destruction of Certificates.  Upon the Corporation’s receipt of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series A Preferred Stock (in form reasonable satisfactory to the Corporation) and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of mutilation, upon surrender and cancellation of the mutilated certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificate representing shares of Series A Preferred Stock, a new certificate representing shares of Series A Preferred Stock of like tenor.

9.           Who Deemed Absolute Owner.  The Corporation may deem the holder, whether an individual or an entity, in whose name shares of Series A Preferred Stock is registered upon the Corporation’s books to be, and may treat it as, the absolute owner of such shares of Series A Preferred Stock for all purposes, and the Corporation shall not be affected or bound by any notice to the contrary.

10.           Transfer Restrictions; Legend.  No shares of Series A Preferred shall be transferable on the Corporation’s books, except with the consent of the Board.  Certificates representing all shares of Series A Preferred Stock, and all shares of the Corporation’s common stock issued upon conversion thereof have not been registered under the Securities Act or any state or foreign securities laws, and are and will continue to be restricted securities within the meaning of Rule 144 of the General Rules and Regulations under the Securities Act and applicable state statutes, and consents to the placement of an appropriate restrictive legend or legends on any certificates evidencing the securities and any certificates issued in replacement or exchange therefor and acknowledges that the Corporation will cause its stock transfer records to note such restrictions.

11.           Stock-Transfer Register.  The Corporation shall keep at its principal office an original or copy of a register in which it shall provide for the registration of the Series A Preferred Stock.  Upon any transfer of Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on its stock-transfer register.

12.           Amendments.  The Corporation may amend this Certificate of Designation only with the approving vote of holders of a majority of the then-outstanding shares of Series A Preferred Stock.

13.           Headings.  The headings of the sections, subsections and paragraphs of this Certificate of Designation are inserted for the convenience of the reader only and shall not affect the interpretation of the terms and provisions of this Certificate of Designation.

14.           Severability.  If any provision of this Certificate of Designation, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

15.           Governing Law.  The terms of this Certificate of Designation shall be governed by the laws of the State of Nevada, without regard to its conflicts-of-law principles.

In Witness Whereof, Inhibiton Therapeutics, Inc. has caused this Certificate of Designation to be duly executed in its corporate name on this 1st day of May, 2009.

INHIBITON THERAPEUTICS, INC.:

By:           /S/ HENRY FONG
Henry Fong
Chief Executive Officer, President and
Chief Financial Officer

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